UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2015

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 West Avenue, Darien, Connecticut	06820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 202-8900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On June 17, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Genesee & Wyoming Inc. (the “Company”) approved an expatriate assignment for Mr. Matthew O. Walsh, the Company’s Senior Vice President, Corporate Development, which provides for Mr. Walsh’s promotion to Executive Vice President of Global Corporate Development and Mr. Walsh’s relocation to London, England for a two-year expatriate assignment. Mr. Walsh will continue to oversee the Company’s acquisition and major capital projects, and will also support new business development worldwide.

In conjunction with the expatriate assignment, the Company entered into an Assignment Letter with Mr. Walsh on June 18, 2015. Under the Assignment Letter, Mr. Walsh will receive an increase in his annual base salary to US$500,000, which will be effective as of August 1, 2015. Pursuant to the Assignment Letter, the Company will also cover customary incremental costs associated with an expatriate assignment, including without limitation, costs of foreign housing, education and tax equalization.

Mr. Walsh will also continue to participate in the Company’s executive compensation program, which includes eligibility for annual cash bonuses under the Company’s Genesee Value Added methodology, long-term incentive compensation, retirement benefits and other benefits such as life insurance, long-term disability insurance, health insurance coverage and 401(k) participation. Mr. Walsh’s existing continuity agreement with the Company remains in effect without change.

The foregoing summary of the Assignment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01	Exhibits

(d) Exhibits

For a list of exhibits, see the Exhibit Index in this Report, which is incorporated into this Item 9.01 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

Date: June 22, 2015	By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Assignment Letter